SEVERANCE AGREEMENT

This Severance Agreement ("Agreement") is made and entered into effective the 1st day of September, 2001 by and between LABONE, INC. ("LabOne") and THOMAS J. HESPE ("Employee");

WITNESSETH:

WHEREAS, LabOne and Employee entered into an Employment Agreement, dated March 5, 2001 ("Employment Agreement"); and

WHEREAS, LabOne and Employee have agreed to the termination of Employee's employment; and

WHEREAS, LabOne and Employee desire to enter into agreements with respect to such termination and to their relationship prior to and after Employee's termination;

NOW, THEREFORE, in consideration of the promises herein contained, the parties hereto agree as follows:

1. Effective Date of Termination. The effective time and date of Employee's termination shall be midnight, August 31, 2002, or earlier in accordance with the provisions of paragraph 9 hereof ("Termination Date").

2. Resignation of Offices; Duties and Responsibilities. Employee resigns all offices held by Employee with LabOne and its affiliates effective immediately. From September 1, 2001 through December 2, 2001 ("Initial Term"), Employee shall use his best efforts to effect a smooth transition of his prior duties and responsibilities for LabOne to Jim Mussatto (and others designated by LabOne), to retain and preserve for LabOne its relationships with employees, customers, contractors and others having existing or prospective relationships with LabOne, and to protect and maintain the business and goodwill LabOne now enjoys. From December 3, 2001 through the Termination Date ("Final Term"), Employee shall be available at reasonable times, at the request of LabOne, to assist LabOne in the retention of its relationships with customers and others having existing relationships with LabOne. During both the Initial Term and the Final Term, Employee shall not engage in any behavior or act or omit to act in any manner which has or tends to have the effect of: (a) disparaging LabOne, its affiliates or their management to their employees or any third party, (b) promoting a negative image of management of LabOne or its affiliates or the prospects of LabOne or its affiliates, or (c) maligning the officers, directors, tactics or strategies of LabOne.

3. Extent of Continuation of Employment Agreement.

(a) In general. Except as otherwise provided herein, the Employment Agreement is hereby terminated and is of no further force or effect.

(b) Compensation. Employee's compensation as described in paragraph 4 of the Employment Agreement shall continue during the Initial Term. Thereafter, Employee shall be paid monthly compensation of $1,044.21 payable on the 15th day of each month during the Final Term.

(c) Noncompetition and Nonsolicitation. Employee acknowledges his continuing obligations pursuant to paragraph 8 of the Employment Agreement and agrees to fulfill the requirements of said paragraph 8 of the Employment Agreement for a period of two (2) years following the Termination Date; provided, however, that Employee acknowledges that LabOne currently is engaged in performing substance abuse testing for employment purposes and that the restrictive covenants set forth in paragraph 8 of the Employment Agreement shall apply to that business in addition to the clinical and insurance laboratory testing businesses.

(d) Confidentiality, Developments and Property. Employee acknowledges his continuing obligations pursuant to paragraph 7 of the Employment Agreement and agrees to continue hereafter to fulfill the requirements of said paragraph 7 of the Employment Agreement. Employee hereby represents and warrants that he has fully complied with paragraph 6 of the Employment Agreement. To the extent Employee may have not already done so, he hereby: (i) assigns, transfers and conveys all of his right, title and interest in and to any and all Developments (as defined in paragraph 5 of the Employment Agreement) to LabOne, which Developments shall become and remain the sole and exclusive property of LabOne; and (ii) except the laptop computer and cell phone presently used by Employee (which he may keep as his own), immediately upon the request of LabOne shall return to LabOne all of its property in his possession, including (but not limited to) computers and other equipment, credit and debit cards, phones, files, correspondence, notes, recordings, marketing and other brochures, client information and other original materials and copies thereof, in whatever format, pertaining to any aspect of the business of LabOne. In addition, any information stored or contained in computers or computer equipment, or accessible thereby, which is owned by or pertains to LabOne or its affiliates shall be returned to LabOne and all disks, back-ups or copies thereof in the possession of Employee shall be returned to LabOne.

(e) Judicial Relief. LabOne and Employee agree that the provisions of paragraph 9 of the Employment Agreement continue in full force and effect and are not terminated by this Agreement.

4. Effect of Agreement on Rights Under Certain Plans. This Agreement shall not alter any right Employee has as of the Termination Date as a terminated employee under LabOne's Long-Term Incentive Plans, Profit Sharing 401(K) Plan, Employees' Money Purchase Pension Plan or Medical Benefits Plan. Payments made to Employee pursuant to paragraphs 7 and 8 hereof shall not be considered compensation for purposes of the Employees' Money Purchase Pension Plan and the Profit Sharing 401(K) Plan.

5. Communications. Employee agrees that he shall not hereafter voluntarily say, write or do anything inconsistent with the terms of this Agreement which has an adverse effect on the business, affairs, reputation or interests of LabOne or its affiliates. Employee acknowledges that he has been privy to attorney-client communications concerning LabOne's business and legal affairs. Employee agrees never to voluntarily disclose to anyone any advice, recommendation or work product of any of LabOne's attorneys without having first received a writing from LabOne authorizing any such disclosure. Employee further agrees to give LabOne prompt written notice in order to permit LabOne to seek injunctive relief to protect its interests in the event of any attempt by a third party to require any communication, disclosure or act by Employee which Employee is prohibited by the foregoing from making or doing voluntarily.

6. Release. Employee hereby releases and discharges LabOne, its parent and subsidiaries, and their respective officers, directors, agents, employees, representatives, successors and assigns, from and against any and all demands, claims, causes of actions, sums due (except for those provided herein), damages, costs and expenses, related to or arising out of the Employment Agreement, Employee's employment, and any act or omission of LabOne, its subsidiaries and other affiliates, or their respective officers, directors, agents, employees or representatives which has occurred as of the Termination Date, INCLUDING WITHOUT LIMITATION THOSE ARISING UNDER THE EMPLOYMENT RETIREMENT INCOME SECURITY ACT, AS AMENDED, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, and all state statutes and regulations prohibiting discrimination, whether such demands, claims or causes of action are presently known or unknown.

7. Payments to Employee. Subject to any applicable withholding, LabOne agrees to pay to Employee by check on the following dates the sums set forth below:

	Date	Payment
(a)	One payment on December 1, 2001	16,667
(b)	Eight payments commencing January 1, 2002, and continuing monthly on the first day of each month thereafter ending August 1, 2002.	12,500
(c)	Four payments commencing September 1, 2002, and continuing monthly on the first day of each month thereafter ending December 1, 2002.	1,044

8. Contingent Additional Payment to Employee. In the events that Employee has performed all his obligations to be then performed by him as required by this Agreement and that the transition of customers and the retention of employees and the business and goodwill of LabOne have been, in the subjective opinion of the president of LabOne, smoothly and otherwise successfully completed, Employee shall be paid an additional $75,000.00 on June 1, 2002.

9. Termination of Employment; Effect. Employee's employment pursuant to this Agreement shall terminate prior to midnight, August 31, 2002, upon the occurrence of Employee's death or disability (as defined in paragraph 10(b) of the Employment Agreement), for cause which shall include any breach of this Agreement, or in the event that at any time the transition of customers and the retention of employees and the business and goodwill of LabOne are not, in the subjective opinion of the president of LabOne, proceeding smoothly and successfully. LabOne and Employee agree that (a) only the obligations of Employee contained in paragraphs 3(c)-(e), 5, 6, 10 and 13 hereof shall survive and continue after any termination of Employee's employment pursuant to this Agreement; and (b) only the obligations of LabOne contained in paragraphs 4, 7(a) and (b), 10 and 13 shall survive and continue after any termination of Employee's employment pursuant to this paragraph 9.

10. Miscellaneous.

(a) Injunctive Relief. LabOne and Employee agree that in the event Employee violates, or threatens to violate, paragraphs 3(c), 3(d) or 5 hereof, LabOne is reasonably likely to suffer irreparable damages which may be difficult or impossible to value in monetary damages and entitling LabOne to injunctive relief.

(b) Integrated Agreement. This Agreement sets forth the final and complete understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and are superseded by this Agreement. This Agreement may not be amended without the written consent of the parties hereto.

(c) Assignment. This Agreement is not assignable by Employee. This Agreement shall bind any successor of LabOne.

(d) Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Kansas. All remedies provided for herein are nonexclusive.

11. TWENTY ONE-DAY EVALUATION PERIOD. EMPLOYEE UNDERSTANDS THAT HE HAS TWENTY-ONE (21) DAYS IMMEDIATELY FOLLOWING THE DAY THAT HE RECEIVES THIS SEVERANCE AGREEMENT IN WHICH TO CONSIDER WHETHER OR NOT HE WANTS TO SIGN THIS SEVERANCE AGREEMENT.

12. CONSULTATION WITH ATTORNEY AND RIGHT TO REVOKE. EMPLOYEE ACKNOWLEDGES THAT HE HEREBY IS ADVISED TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT, AS IMPORTANT RIGHTS ARE AFFECTED BY THIS AGREEMENT. EMPLOYEE MAY REVOKE THIS AGREEMENT AT ANY TIME DURING THE SEVEN (7) DAYS IMMEDIATELY FOLLOWING ITS SIGNING BY GIVING LABONE WRITTEN NOTICE OF REVOCATION. THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL SUCH SEVEN-DAY REVOCATION PERIOD HAS EXPIRED.

13. Confidential Agreement. The parties agree not to disclose to any person or private or government entity (except their respective legal counsel, taxing authorities for the purpose of disputing or resolving tax controversies or as required by law) the facts or circumstances out of which this Agreement arises and not to disclose to any person or private or government entity (except their respective legal counsel, taxing authorities for the purpose of disputing or resolving tax controversies or as required by law) the terms and fact of this Agreement, except as may be necessary to enforce its terms.

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

"Employer"	"Employee"
LabONE, Inc.

By: /s/ W. Thomas Grant II	/s/ Thomas J. Hespe
Thomas J. Hespe